Exhibit 99.3

                                STEIN MART, INC.

                             Audit Committee Charter

                           Revised as of April 7, 2004

I.   Purpose & Membership

     The Audit Committee of the Board of Directors (the "Board") of Stein, Mart, Inc. (the "Audit Committee") is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company's financial statements. There shall be not less than three members of the Audit Committee, one of whom shall be elected by the Board to serve as Chairperson of the Audit Committee (the "Committee Chairperson"), and each of whom shall meet the independence and experience requirements of the NASDAQ National Market ("NASDAQ"). Thus, the members of the Audit Committee shall meet the following criteria:

     (A) The members must meet the Company's Director Independence Criteria as set forth on Exhibit A hereto; and

     (B) Each member shall be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one member shall qualify as an "Audit Committee Financial Expert" under Securities & Exchange Commission ("SEC") regulations. In determining whether a member is such a financial expert, the Board of Directors will determine:

               (1) Whether one member of the Audit Committee has the following attributes:

               o An understanding of Generally Accepted Accounting Principles and financial statements;

               o The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

               o Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities;

               o An understanding of internal controls and procedures for financial reporting; and

               o    An understanding of audit committee functions; and

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          (2)  Whether that person acquired such  attributes  through any one or more of the following:

               o Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

               o    Experience   actively   supervising  a  principal  financial
          officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

               o    Experience   overseeing  or  assessing  the  performance  of
          companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

               o    Other relevant experience.

     (C) Each member of the Audit Committee shall also be "independent," as defined in Section 301 of the Sarbanes Act. Thus, each member may not, other than in his or her capacity as a member of the Board of Directors, the Audit Committee or any other board committee:

          (1) Accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company; or

          (2)  be an affiliated person of the Company or any subsidiary.

     (D) Each member shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

II.  Appointment; Authority; Complaints

     (A)  Appointment. The Board shall appoint members of the Audit Committee.

     (B) Professional Advisors. The Audit Committee shall have the authority, and is hereby authorized to incur costs, to retain special legal, accounting or other consultants to advise the Committee and/or to assist with any investigations,  which  the Audit  Committee  may wish to  undertake.  The Audit
Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     (C) Outside Auditors. The Audit Committee shall have direct responsibility for appointment, compensation and oversight of the Company's outside auditors, including resolving disagreements between management and the auditors regarding financial reporting. The outside auditors shall report directly to the Audit Committee. The Audit

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Committee  shall  pre-approve  (i) all audit  services,  and (ii) all  non-audit services provided by the outside auditor that are permitted by Section 201 of the Sarbanes Act, except if:

          (1) in the case of permissible non-audit services, such services qualify as de minimus under Section 202 of the Sarbanes Act and the Company did not recognize that such services were non-audit services at the time of the engagement;

          (2) the Audit Committee, or one or more of its designated members, approves the permissible non-audit services before completion of the audit; and

          (3) when one or more designated members approve such services, such approval is presented to the Audit Committee at its next scheduled meeting.

The Audit Committee shall be responsible for receiving from the outside auditors, and where the Audit Committee determines it necessary or desirable, to question the outside auditors and management about, all reports required to be made by the auditors to the Audit Committee under Section 204 of the Sarbanes Act, regarding critical accounting policies, alternative treatments of financial information discussed with management, and other material written communications between the outside auditors and management.

     (D)  Complaints.

          (1) Contacts. The Audit Committee shall appoint an independent person (who may be an attorney who is not otherwise engaged by the Company and who is called the "Independent Contact") to receive calls from persons who wish to make a complaint or express concern about the accounting procedures, internal controls, auditing matters and/or reporting methods of the Company (an "Accounting Complaint") and to facilitate Accounting Complaints by those wishing to maintain an anonymous status.

          (2) Retention. The Independent Contact and any Audit Committee Member who receives an Accounting Complaint shall cause a report of such Accounting Complaint (the "Complaint Report") to be made to the Committee Chairperson who shall maintain a confidential file of all Complaint Reports that are made in writing and such written Complaint Reports shall be preserved for 10 years following the receipt of such Accounting Complaint.

          (3) Action on Complaint. The Committee Chairperson shall review each Complaint Report to make a preliminary determination as to the probable validity of such Accounting Complaint and the Committee Chairperson is authorized to undertake such investigation as the Committee Chairperson believes warranted under the circumstances.

     (E)  Disclosure Committee.

          (1)  Responsibility.   The  Company   shall  have  a  committee   (the
     "Disclosure   Committee")  which  is  responsible  for  reviewing  internal controls

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     relating to financial reporting and for making certain that the appropriate questions are asked of various members of the financial department and of operations and that appropriate certificates are obtained from various individuals within those areas of responsibility in the Company to provide assurance to the Company and to the Company's Chief Financial Officer and Chief Executive Officer in connection with those parties' certification of the periodic reports of the Company's activities.

          (2) Committee Members. The Disclosure Committee shall be made up of persons holding the offices of the Company's Controller, the Company's Director of Financial Reporting, the Company's Vice President of Audit, the Company's Vice President of Operations and the Company's Vice President of Planning and Allocation and the Company's Vice President of Information Systems.

          (3) Report to Audit Committee. At least annually, the Disclosure Committee shall report to the Audit Committee on its activities and the results of its oversight of disclosure matters.

     (F) Related-Party Transactions. The Audit Committee shall review and approve all "related-party transactions." A transaction is a "related-party transaction" if it is a financial or contractual transaction between the Company and any Director or executive officer.

III. Committee Meetings

         The Audit Committee will hold meetings at such times and at such places as it shall deem necessary but shall hold at least the following meetings: (a) a "Year-End Meeting", (b) a "Late Spring Meeting", (c) a "Late Summer Meeting",
(d) a "Winter Meeting", and (e) meetings to approve each release of the Company's quarterly financial numbers.

IV.  Specific Responsibilities

     The Audit Committee shall make regular reports to the Board. The Audit Committee shall undertake the following tasks generally at the times indicated:

     (A)  Quarterly:

          (1) Review with management and the independent auditor the Company's quarterly financial statements prior to filing of SEC Form 10-Q. Determine through questioning management and the independent auditor that the reports reflect:

               a) all material, correcting adjustments identified by the Company's independent auditor;

               b)   any off-balance sheet transactions;

               c) all SEC requirements regarding any disclosure of pro-forma information;

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               d)   management's   assessment   of   disclosure   controls   and
          procedures and internal controls;

               e)   in  plain  English,   the  material   changes  in  financial
          condition or results of operations;

          (2) Ascertain through questioning management and the independent auditor that:

               a) the independent auditors have not engaged in any prohibited consulting services for the Company such as: (i) bookkeeping and accounting, (ii) financial information systems design, (iii)
          appraisals, valuations, fairness opinions, etc., (iv) actuarial services, (v) internal audit outsourcing, (vi) management or human resources functions, (vii) broker dealer and investment banking, or
          (viii) legal and expert services unrelated to audit;

               b) as part of their certification process for the Form 10-Q, the Company's Chief Executive Office and Chief Financial Officer have reported to and discussed with the Audit Committee and the auditors any: (i) significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting, and (ii) fraud involving management or other employees who have a significant role in the Company's internal controls over financial reporting, as required by Section 302 of the Sarbanes Act and, beginning with the audit for fiscal 2004, the independent auditors have reported on management's assessment of internal controls including findings, evaluation of whether internal controls include proper maintenance of records, whether there is a reasonable assurance that transactions are recorded in accordance with GAAP, and description of any material weaknesses in controls; and

               c)   the   independent   auditors   have  reported  any  material
          non-compliance as a result of testing.

     (B)  Year-End Meeting:

          (1) Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the quality and acceptability of such principles, practices and underlying estimates, and the adequacy of internal controls that could significantly affect the Company's financial statements.

          (2) Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

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          (3)  Review major  changes to the  Company's  auditing and  accounting principles and practices as suggested by the independent auditor, internal auditors or management.

          (4) Obtain from the independent auditor a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, discuss with the auditor any disclosed relationships or services that may impact auditor objectivity and independence, and take appropriate action to insure the independence of the auditor.

          (5) Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 (which deals with the requirement that auditors report any illegal acts which they have discovered) has not been implicated.

          (6) Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 ("SAS 61") such as: (i) the methods used to account for significant unusual transactions; (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
     (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (iv) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements) relating to the conduct of the audit.

          (7) Review with the independent auditor any problems or difficulties the auditor may have encountered. Such review should include:

               a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

               b) Any changes required in the planned scope of the internal audit.

               c) The internal audit department responsibilities, budget and staffing.

          (8) Ascertain through questioning management and the independent auditor that:

               a) all audit documents and e-mails are preserved for the period of time required by current rules of the SEC;

               b) the independent auditors report to the Committee critical accounting policies and practices used, alternative treatments within GAAP and any other material communications with management

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          (9)  Beginning with fiscal 2004,  determine that the Company's  annual report includes:

               a) a statement of the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting, including, with respect to controls to assure that: (i) the Company's transactions are properly authorized, (ii) the Company's assets are safeguarded against unauthorized or improper use, and (iii) the Company's transactions are properly reported, and

               b) an assessment, as of the end of the Company's most recent fiscal year, of the effectiveness of those controls. Obtain from the independent auditor an attestation to, and report on management's assessment of internal controls.

          (10) Approve the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement stating whether the committee (a) reviewed and discussed the audited financial statements with management, (b) discussed with the auditors the matters requiring discussion by SAS 61 (as described in section (6) above),
     (c) received the written disclosures and letter from the auditor required to confirm the auditors' independence and discussed with the auditors their independence, and (d) based on the above, recommended to the Board that the audited financial statement be included in the Company's Annual Report on SEC Form 10-K.

          (11) Verify that the Company's Annual Report on Form 10-K and annual meeting proxy statement filed with the Securities and Exchange Commission contain required disclosures about (i) the Committee's pre-approval policy for audit and permissible non-audit services and (ii) the fees billed to the Company by the independent auditor.

          (12) Review with the Company's general counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies. Determine from questioning the general counsel that he or she has maintained an open door policy encouraging all outside counsel to report any concerns about material violations of securities laws or fiduciary duties by the Company or any of its personnel.

          (13) Review with independent auditor the adequacy of the Company's management information systems and the security of such systems for the purpose of producing fairly stated financial statements.

          (14) Review with the head of the Company's internal audit staff matters relating to the ongoing internal audits activities of that staff.

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          (15) Review with management actual capital expenditures  compared with budget and discuss with the Disclosure Committee representative any changes in the Company's policies as to authority to approve capital expenses.

          (16) Discuss the adequacy and effectiveness of the Company's internal controls with a representative of the Company's Disclosure Committee.

          (17)  Meet  in  executive  session  individually  with  the  Company's
     independent   auditors,   the  Company's  Chief  Financial  Officer  and  a
     representative of the Company's internal audit staff.

     (C)  Late Spring Meeting:

          (1) Review any management letter provided by the independent auditor and the Company's response to that letter.

          (2) Evaluate the performance of the independent auditor and appoint or replace the independent auditor, which firm is ultimately accountable to the Audit Committee.

          (3) Request educational information on accounting topics as to which the Committee seeks a greater understanding.

          (4) Review with the head of the Company's internal audit staff matters relating to the ongoing internal audits activities of that staff.

          (5) Discuss the adequacy and effectiveness of the Company's internal controls with a representative of the Company's Disclosure Committee

          (6)  Meet  in  executive  session   individually  with  the  Company's
     independent   auditors,   the  Company's  Chief  Financial  Officer  and  a
     representative of the Company's internal audit staff.

     (D)  Late-Summer Meeting:

          (1) Review the significant reports to management prepared by the internal auditing department and management's responses.

          (2) Review the appointment or replacement of the senior internal auditing executive.

          (3) Meet with the independent auditor prior to the audit to review the planning and staffing of the audit and approve the fees to be paid to the independent auditor.

          (4) Discuss the adequacy and effectiveness of the Company's internal controls with a representative of the Company's Disclosure Committee.

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          (5) Review with the head of the Company's internal audit staff matters relating to the ongoing internal audits activities of that staff.

          (6) Review with management actual capital expenditures compared with budget and discuss with the Disclosure Committee representative any changes in the Company's policies as to authority to approve capital expenses.

          (7)  Meet  in  executive  session   individually  with  the  Company's
     independent   auditors,   the  Company's  Chief  Financial  Officer  and  a
     representative of the Company's internal audit staff.

     (E)  Winter Meeting

          (1) Meet with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          (2) Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations.

          (3) Review and reassess the adequacy of this Charter, submit it to the Board for approval, and cause a copy of this Charter to be attached to the Company's annual proxy statement every three years, in accordance with SEC Rule Item 7(e) of Schedule 14A.

          (4) Provide the NASDAQ with written confirmation as to the Audit Committee member qualifications and related Board determinations, as well as the annual review and re-evaluation of the Audit Committee Charter.

          (5) Review with the head of the Company's internal audit staff matters relating to the ongoing internal audits activities of that staff.

          (6) Discuss the adequacy and effectiveness of the Company's internal controls with a representative of the Company's Disclosure Committee

          (7)  Meet  in  executive  session   individually  with  the  Company's
     independent   auditors,   the  Company's  Chief  Financial  Officer  and  a
     representative of the Company's internal audit staff.

V.   Limitation on Duties

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with Generally Accepted Accounting Principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and the Company's Code of Conduct.

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     As revised by the Audit Committee, April 7, 2004.

                                        /s/Linda McFarland Farthing
                                        ----------------------------------------
                                        Linda McFarland Farthing, Chairperson of
                                        Audit Committee

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                                    Exhibit A


                                STEIN MART, INC.

                         Director Independence Criteria


                                 April 7, 2004


     A member of the Company's board of Directors shall be "Independent" only if such director meets all of the following (the "Stein Mart Director Independence Criteria"):

     The director shall be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director shall not be considered independent, if such director:

          (1) is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

          (2) accepts or who has a Family Member (as defined below) who accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current or any of the past three fiscal years, other than the following:

                 (i)   compensation for board or board committee service;

                 (ii) payments arising solely from investments in the Company's securities;

                 (iii) compensation   paid  to   a  Family   Member  who   is  a
                       non-executive employee of the Company or a parent or subsidiary of the Company;

                 (iv)  benefits   under  a  tax-qualified  retirement  plan,  or
                       non-discretionary compensation; or

                 (v)   loans    permitted    under    Section   13(k)   of   the
                       Sarbanes-Oxley Act (the "Sarbanes Act");

          (3) is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company as an executive officer;

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          (4)  is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

                 (i)   payments   arising   solely   from   investments  in  the
                       Company's securities; or

                 (ii) under non-discretionary charitable contribution matching programs.

          (5) is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

          (6) is, or has a Family Member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during the past three years.

     "Family Member" is a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, and anyone residing in such person's house).

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